As filed with the Securities and Exchange Commission on September 30, 1999

                          Registration Statement No.33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      Internet Stock Market Resources, Inc.
                 (Name of Small Business Issuer in its Charter)
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             Delaware                        67770                       76-0246940
   (State or other jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
 of incorporation or organization)   Classification Code Number)     Identification No.)


                    405 Central Avenue, Suite 102 Lobby Level
                          St. Petersburg, Florida 33701
                                  727-896-9696
          (Address and telephone number of principal executive offices)

                            Mr. Anastasios Kyriakides
                      Internet Stock Market Resources, Inc.
                         405 Central Avenue, Fifth Floor
                          St. Petersburg, Florida 33701
                                  727-896-9696
            (Name, address and telephone number of agent for service)

                                 With a copy to:

                            Robert M. Overholt, Esq.
                                 Attorney at Law
                       340 North Sam Houston Parkway East
                                    Suite 250
                              Houston, Texas 77060
                                 (281) 445-0020

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

         If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                       1
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                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------


                                                    Proposed                    Proposed
Title of                                             Maximum                     Maximum
Shares to be                 Amount                 Offering                 Aggregate Amount
Registration                 to be                  Price Per                   of Offering
Registered (2)             Registered               Share (1)                   Price (1)               Fee
-------------------------------------------------------------------------------------------------------------
Common Stock,
$.0001 par value
per share                   3,333,332                $1.50                      $4,999,998.20       $1,390.00

Preferred Stock
$.01 par value
per share                     833,333

Common Stock,
$.0001 par value
per share                     500,000                $1.50                        $750,000.00         $208.50
-------------------------------------------------------------------------------------------------------------
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(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b).

(2) To be issued as a unit consisting of 4 shares of common stock and 1 share of Preferred stock

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.


                                       2

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                                       Internet Stock Market Resources, Inc.

                               Cross Reference Sheet for Prospectus Under Form SB-2

         Form SB-2 Item No. and Caption                                Caption or Location in Prospectus
         ------------------------------                                ---------------------------------
1.       Forepart of Registration                                      Cover Page; Cross Reference
         Statement and Outside                                         Sheet; Outside Front Cover
         Front Cover of Prospectus                                     Page of Prospectus

2.       Inside Front and Outside Back                                 Inside Front and Outside Back
         Cover Pages of Prospectus                                     Cover Pages of Prospectus

3.       Summary Information and                                       Prospectus Summary; Summary Financial
         Risk Factors                                                  Data; Risk Factors

4.       Use of Proceeds                                               Use of Proceeds

5.       Determination of Offering                                     Determination of offering
         Price

6.       Dilution                                                      Dilution

7.       Selling Security Holders                                      Selling Security Holders

8.       Plan of Distribution                                          Outside Front Cover Page of
                                                                       Prospectus; Plan of Distribution

9.       Legal Proceedings                                             Business - Legal Proceedings

10.      Directors, Executive Offi-
         cers, Promoters and Control
         Persons                                                       Management

11.      Security Ownership of Cer-
         tain Beneficial Owners and
         Management                                                    Principal Shareholders

12.      Description of Securities                                     Description of Securities

13.      Interest of Named Experts
         and Counsel                                                   Legal Matters; Experts

                                       3

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         Form SB-2 Item No. and Caption                                Caption or Location in Prospectus
         ------------------------------                                ---------------------------------

14.      Disclosure of Commission
         Position on Indemnifica-
         tion for Securities Act
         Liabilities                                                   Undertakings

15.      Organization within Last
         Five Years                                                    Business


16.      Description of Business                                       Business

17.      Management's Discussion                                       Management's Discussion and
         and Analysis and Plan of                                      Analysis of Financial Condition
         Operation                                                     and Results of Operations

18.      Description of Property                                       Business - Facilities

19.      Certain Relationships and                                     Certain Relationships and
         Related Transactions                                          Related Transactions

20.      Market for Common Equity                                      Market for Our Securities; Description
         and Related Stockholder                                       of Securities; Plan of Distribution -
         Matters                                                       Shares Eligible for Future Sale

21.      Executive Compensation                                        Management - Executive Compensation

22.      Financial Statements                                          Financial Statements

23.      Changes in and Disagree-
         ments with Accountants on
         Accounting and Financial
         Disclosure                                                    Accounting and Financial Disclosure
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         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY
OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                       4

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Prospectus


                      Internet Stock Market Resources, Inc.

                           A Maximum of 833,333 Units

        (1 Unit = 4 Shares of Common Stock and 1, 1-year, Preferred Stock convertible for 2 shares Common)

                                 $6.00 PER UNIT 1

                          ---------------------------

         Internet Stock Market Resources, Inc. (the "Company") hereby offers maximum of Eight Hundred Thirty-three Thousand Three Hundred Thirty-three (833,333) units of its securities. Each unit consists of Four (4) shares of the Company's Common Stock, par value $0.0001 per share, plus One (1) share of Preferred Stock; each of the Preferred Shares is exchangeable for Two (2) Shares of the Company's Common Stock for Two dollars ($2.00) at any time from the Subscription date to One (1) year thereafter. The minimum investment is 100 units. These securities are being sold on a best efforts with no minimum amount basis. The offering will expire One Hundred Eighty (180) days after the effective date of the registration statement for the securities, if not updated by amendment or terminated sooner.

         The offering price has been arbitrarily determined solely by the Company, and bears no relationship to the Company's assets, sales, book value, or other generally accepted criteria of value. (See "RISK FACTORS," "PLAN OF DISTRIBUTION," and "DILUTION.")

         In addition to the above units offered, 500,000 shares of the Company's common stock will be registered as part of this registration. These shares have been designated to be used as payment for services related to marketing. (See "PLAN OF DISTRIBUTION.")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTMENT IN THE COMMON STOCK OF INTERNET STOCK MARKET RESOURCES, INC. IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK (SEE RISK FACTORS,@ PAGE 6), AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO BEAR THE LOSS OF PART OR ALL OF THE FUNDS INVESTED.

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  ----------------------------------------------------------------------------------------------------------------------------------
                                                  Offering Price           Underwriting Discounts              Proceeds to Company 3
                                                                              and Commissions 2
  ----------------------------------------------------------------------------------------------------------------------------------
  Per Unit                                              $6.00                                 $0.60                           $5.40
  ----------------------------------------------------------------------------------------------------------------------------------

  Maximum 1             833,333                 $4,999,998.00                           $499,999.80                   $4,499,998.20
  ----------------------------------------------------------------------------------------------------------------------------------
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                      Internet Stock Market Resources, Inc.
    405 Central Avenue, Suite 102 Lobby Level, St. Petersburg, Florida 33701
                                 (727) 896-9696

               The date of this Prospectus is September 30, 1999.

                                       5
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                           Footnotes to the Cover Page

(1) The Company hereby offers to sell up to 833,333 Units at $6.00 per unit (the "Units"), where a "Unit" is four shares of Common stock of the Company plus one share of Preferred Stock; each Preferred Share is exchangeable for one year from the subscription date for two shares of Common stock for $2.00. The Offering is made on a best efforts basis for a period of up to, and not to exceed, one hundred eighty days from the date of this Prospectus. The Company, through its officers and directors, will act as the selling agent for the Offering, which is being made on a "self-underwritten" basis pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 (hereinafter, the "Exchange Act"). See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION" in this Prospectus.

(2) Subsequent to the granting of an effective date by the Securities and Exchange Commission (the "Commission"), the Company may retain the services of an underwriter by filing a post-effective "sticker" amendment, and the Units may also be sold by selected broker-dealers. Should these Units be sold by an underwriter or broker-dealers, the Company will pay commissions of up to 10% of the gross proceeds from the sale of Units; additionally, for each 100,000 Units sold by an underwriter or broker-dealer, that underwriter or broker-dealer will receive 144,000 Underwriter's Preferred Stock. Commissions will only be paid after each investor's three day rescission period (see "VOIDABILITY OF SALES"). The Company will only pay commissions to broker-dealers who are members of the National Association of Securities Dealers, Inc. In no event will the Company pay any commissions, sales fees, or expenses to its Officers or Directors. The proceeds table on the front page and the "USE OF PROCEEDS" section of this Prospectus allow for the payment of commissions on the full amount of the Offering. Should the Company sell any of the Units directly, without the need of commission agents, it will pay no commission on such sales, and the net proceeds to the Company will increase accordingly. See "USE OF PROCEEDS."

(3) The minimum proceeds realized by the Company from the sale of each Unit will be $5.40. Should the Company sell all of the Units, the Company will realize at least $4,499,998.20 in proceeds from the Offering, based upon the payment of sales commissions to an underwriter or to broker-dealers for the sale of the maximum number of Units. Should the Company sell some or all of the Units without using an underwriter or broker-dealers, the Company will pay no sales commissions and attendant expenses on such sales, so net proceeds realized by the Company from the Offering will be greater. Any representation or warranty that is made other than conforming to this document is unauthorized and not valid. This offering is made in accordance with Regulation SB of the Securities Act of 1933, as amended.

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT HEREIN CONTAINED. IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS OFFERING DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OFFERED HEREIN, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE SHARES ARE OFFERED BY THE COMPANY SUBJECT TO PRIOR SALE, TO ALLOTMENT AND WITHDRAWAL, TO CANCELLATION, OR TO MODIFICATION OF THE OFFER, WITHOUT NOTICE. THE RIGHT IS RESERVED TO REJECT ANY ORDER, IN WHOLE OR IN PART, FOR THE PURCHASE OF ANY OF THE SHARES OFFERED HEREIN.

THE DELIVERY OF THE PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY.


                                       7


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                                       8


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                                    FOREWORD


The Company has prepared this Prospectus and has provided all the information contained herein, including financial data.

The Company's principal offices are currently located at 405 Central Avenue, Suite 102 Lobby Level, St. Petersburg, Florida 33701. The Company's telephone number is (727) 896-9696, and its fax number is (727) 822-9516. Information about the Company can also be obtained by sending an e-mail message to morrisb@internetstockmarket.com.

Prospective investors (and their representatives) should read this Prospectus carefully. Please be aware that this information contained in this Prospectus is valid only as of the date written on the front cover. Also, the only information investors should rely on about Internet Stock Market Resources, Inc. and this Offering is contained in this Prospectus; any other information that anyone provides about the Company and this Offering should not be relied upon.








                                       9
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                                       10
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                                     SUMMARY

    The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Units offered here.

                                   The Company

    Internet Stock Market Resources, Inc. is in the business of providing business and advertising information about client companies to end users via the Internet. The information posted is provided by the companies, and may include information about goods and services offered as well as other information. End users are also able, through the Company's Website, to hyperlink to other information services which carry data about a specific client company; these hyperlinks may include the Securities and Exchange Commission's EDGAR database, PR Newswire, the client company's own Website, etc. By providing a platform by which Internet users can access information about emerging companies, Internet Stock Market Resources, Inc. makes its Website complex an Internet "portal" for people and institutions interested in, or seeking information about, emerging companies.

    The Company is also currently engaged in acquiring other ongoing concerns. To this end, the Company has recently announced that a letter of intent had been signed with the electronics assembly and manufacturing company, Delcor Industries, Inc. That acquisition will require cash and the incurring of debt, the cash component coming from proceeds of this Offering. The Company also plans to use proceeds from this offering to acquire a brokerage house or broker-dealer agency so that visitors to the Company's Website may do online trading via a hyperlink to a brokerage service the Company plans to call "NowTrade." Moreover, the Company has been in negotiations with other prospective acquisition targets, and plans to continue those negotiations, attempting to reach letters of intent in a timely manner, if possible.

                                  The Offering

    The Company is offering by this Prospectus a maximum of 833,333, Units of its securities. Each Unit consists of four (4) shares of the Company's Common stock, plus one (1) share of Preferred Stock; each Preferred Share is exchangeable (exercisable) within one (1) year from the subscription date for two (2) shares of the Company's Common stock for two dollars ($2.00).

    The units are being sold on a best efforts basis. If the maximum number of Units is sold, net proceeds after underwriting discounts and commissions realized will be $4,419,998, assuming the expenses of the Offering will be $80,000 for selling 833,333 Units. (The assumption in this paragraph is that approximately $500,000 in underwriting and discounts are paid.).

    Management intends to use the maximum net proceeds as follows: acquisitions, $3,600,000; marketing, $500,000; salaries and wages, $150,000; software and equipment, $75,000; and working capital, $594,998. If sales commissions are paid on all Units sold, then those commissions would be deducted from the working capital available resulting in proceeds to working capital in the amount of approximately $95,000. (See Page 2, the Footnotes to the Cover Page, and see "USE OF PROCEEDS").

    The Company's offices are located at 405 Central Avenue, Suite 102 Lobby Level, St. Petersburg, Florida 33701. The Company's telephone number is (727) 896-9696, and its fax number is (727) 822-9516. The Company's Website can be reached at http://www.internetstockmarket.com.































                                       12

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                                       13

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                                  RISK FACTORS

INVESTMENT IN THE COMMON STOCK OF INTERNET STOCK MARKET RESOURCES, INC. IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO BEAR THE ECONOMIC RISK FOR AN INDEFINITE PERIOD OF TIME. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE COMPANY AND ITS OPERATIONS.

Risk Factors Related to the Company

1)    Limited Operating History

      The Company in its current form resulted from a merger in 1989 between the Texas public corporation Trans America Enterprises, Inc. and the private company Sea Venture Cruises, Inc. Subsequent mergers have created the evolution of Internet Stock Market Resources, Inc. Prior to September 1998, Sea Venture Cruises was unable to launch and sustain revenue-generating operations in its business ventures. The new Company is currently operating as an information resource for stock market investors on the Internet. While other business ventures involving the Internet have shown dramatic and rapid revenue generation, that has not yet been the case with the Company, and, as such, the Company has yet to show revenues of sufficient depth and continuousness to sustain operations. (See the Notes to the Financial Statements.) Moreover, no assurance can be given that future Company operations, when and if they grow from their current state, will meet the Company's expectations in terms of production, sales, and growth, or that the Company will ever be able to operate at a profit on a sustained basis.

2)    Expansion; Management of Growth

      The Company is subject to a variety of business risks generally associated with new and rapidly growing companies in the business of high technology, risks such as the inability to achieve continued profitability in view of an expansion plan, the uncontrollable and inevitable volatility in the number of competitors, and those competitors' pricing of their services, etc. Future operating results will depend on many factors, including the ability of the Company to successfully continue its plans to grow operations and control costs effectively. The Company's ability to operate profitably will depend upon a number of factors, including, among others, the employment and training of management, staff, and other personnel, the cost and availability of suitable technology for providing user access to the Company's Website, regulatory limitations regarding those operations in certain areas such as the posting of information about the securities and possible offerings of securities by client companies, acceptable leasing or financing terms for certain equipment, cost-effective and timely completion of project deployment, securing of required state and federal government permissions and approvals for displaying certain types of information about public companies and companies contemplating going public, and the Company's ability to generate funds from existing operations. Companies with a relatively short period of actual operations typically operate with below-normal profitability, and incur certain additional costs in the process of achieving operational efficiencies during the first several years of operation. The Company is continuously evaluating the adequacy of its current policies, procedures, and systems, including operational risk management, financial controls, management information systems, electronic data processing and through-put capacities and relations. Although the Company believes that its systems and controls are adequate to address its current needs, there can be no assurance that the Company will adequately deal with all of the changing demands that its planned expansion will impose on such systems and controls. Failure to continue to evaluate and improve management, operating, and financial controls, or difficulties encountered during expansion, could adversely affect the Company's financial condition and operating results.

3)    Prospective Clients and End User Awareness

      The ability of the Company to make prospective client companies aware of its services is critical to the Company's success. To make a company known in the world of cyberspace is not easy: many online services and Internet service providers (ISPs) offer access to the Internet as well as Website support to give companies visibility on the Internet. Furthermore, the Company must be able to demonstrate to prospective clients that contracting for exposure through the Company's Website will deliver sufficient numbers of viewers of the client's information to justify the cost of contracting with the Company. To the end of, first, making prospective clients aware of the Company's services, and, then, to consummate agreements with those prospects is uncertain. In order for the Company to grow, it must acquire new clients, and it must also be constantly getting "hits" on its Website from end users, both those who have viewed the Company's Website before, and those who have not. It is only if prospective clients believe that the Company's Website is attracting significant numbers of on-line viewers, and that those viewers are of use to the prospective client, that the Company will be able to secure contracts with them.

4)    Dependence upon Offering for Development of Operations and for Expansion

      The Company has embarked on an ambitious growth plan. (See "USE OF PROCEEDS.") The Company will have to delay or modify its plans if less than the maximum amount is obtained. There will be no assurance that any delay or modification of the Company's plan would not adversely affect the Company's development period. If the Company requires additional funds, such funds may not be available on terms acceptable to the Company. Specifically, the Company plans to grow from its present position, at least in one direction, by acquiring other companies whose revenues will enhance the Company's, and whose technology and/or business synergies will help grow the Company's presence. If the Company does not have sufficient funds from this Offering to utilize as cash for acquisitions, this entire avenue of the Company's growth will be cut off.

5)    Competition

      The corporate information storage and retrieval aspect of the Internet is intensely competitive, with firms and other entities of all sizes offering Internet exposure for corporate clients, and offering end users of the information a variety of types of information. The well-known search engine companies like Yahoo!tm and AltaVistatm offer end users access to company information via hyperlinks to the companies' own Websites, as well as hyperlinks to private and public repositories of corporate information such as, in the private sector, the National Association of Securities Dealers' Website for Disclosure, Inc., and, in the public sector, the Securities and Exchange Commission's massive EDGAR database. The result of this competition is that the end user of the Internet has available to him or her a virtual cornucopia of information. The result for the company attempting to carve out a profitable niche in this business is that it must offer features to end users of such magnitude as to attract them to its Website in such numbers that prospective clients will pay the Company to be profiled there. This is difficult, and there can be no assurance that the Company will not be overwhelmed by competitors offering similar, or possibly even better, corporate information access, and at prices to client companies below that of the Company.

6)    Government Regulation

      Although the Internet itself is largely unregulated except for certain federal and state laws pertaining to purveying pornography and allowing access thereto to minors, the Company's operations necessarily have certain aspects which intersect with state and federal securities laws in that client companies may be seeking to raise funds through the sales of certain of their securities, and those clients may use their own Websites, with hyperlinks from their displays on the Company's Website, to promote their offerings. This, in itself, may bring the Company into conflict with securities laws. First, at the state level, the Company may find it difficult to prevent viewing of solicitation scripts by end users in states in which the offerings are not "blue skied;" furthermore, at the federal level, unless a specific exemption applies, an offering of a client's securities via the Internet constitutes a general solicitation which would have to be the subject of an applicable, effective registration statement. The Company may find that certain clients, in their efforts to raise funds via the powerful medium of the Internet, may be in violation of securities laws, and the Company, by making their literature available to the public or by facilitating access to that information, could find itself construed by state or federal regulators as having been a promoter of the offerings, a situation which could lead to regulatory sanction. The Company is instituting proscriptive language in its client contracts to avoid such situations. The Company will also monitor the activities of its clients with respect to matters involving descriptions of their securities and offerings thereof. However, there can be no assurance that, even with this level of diligence, the Company will not find itself in a situation where it has unintentionally allowed its Website to be contributory to a client's defective offering. In such an event, the Company may face severe penalties for having been involved in securities law violations. More broadly, a client company may find itself in other types of litigation, civil or criminal, in which the Company may find itself accused of sharing liability for the actions of the Company by virtue of its support of the client's advertising and marketing efforts. While it is not likely that any such liability would be construed as being "strict" liability, nevertheless, the Company might have to defend itself against charges of non-strict liability in a claim against a client company.

      Finally, it is the intention of Management to use substantial proceeds from this Offering (see "Use of Proceeds" and Item #9) to acquire interests (total, majority, or otherwise) in other enterprises. The Company has an understanding with a broker-dealer to acquire it for the purpose of making it an on-line service available to users of the Company's Website. The regulatory environment in which broker-dealers operate is heavily regulated at the state and federal level. In the latter case, the National Association of Securities Dealers (NASD) strictly monitors and enforces compliance with complex regulations governing the operation of broker-dealers. Because the Company will engage in no investment banking activities, a significant source of potential securities law violations will be avoided; however, the Company still anticipates substantial, sustained, and evolving regulatory scrutiny as it engages in the relatively new and rapidly-growing field of on-line brokerage operations. Since Management will separate its activities from those of the broker-dealer, its ability to scrutinize daily trading activities will be virtually non-existent, leaving open the real possibility of problems that might result in fines and penalties, or even in suspension of the broker/dealer's license. Furthermore, as the parent company of the on-line brokerage firm, the Company may be open to civil actions from private parties claiming torts were committed against them by the brokerage firm.

7)    Dependence on Company Chairman

      The Company is largely dependent on the personal efforts of its Chairman, Anastasios Kyriakides, who stands as the entrepreneurial force behind the Company's business. The untimely loss or unavailability of this key individual would have a materially adverse effect on the Company's business prospects and future earnings. Because Mr. Kyriakides has a unique understanding not just of the Internet and its usefulness to growing businesses, but, more importantly, of the Company's mission, technologies, and structure, the loss of Mr. Kyriakides might signal indefinite delays in implementing the Company's plans. Mr. Kyriakides is particularly instrumental in negotiating with prospective acquisition targets.

8)    Possible Additional Capital Needs

      Additional financing may be required in the future. If or when such additional funds may be required, there is no assurance that the Company can obtain the additional financing at all, or on terms acceptable to the Company, or, if it does, what the effect will be on existing shareholders' stock value. The Company cannot guarantee that it will be able to maintain operations solely on the revenues it earns.

9)    Non-specific Use of Proceeds

      The Company's planned use of proceeds, detailed in the section "USE OF PROCEEDS," below, is vague, leaving Management with almost complete discretion to determine ultimate capital expenditure patterns. The disclaimer at the beginning of the "USE OF PROCEEDS" section explicitly reserves to Management that discretionary authority, meaning that the outside investor must rely on the will, wisdom, and insight of the Officers and Directors of the Company to determine the use of funds which will be most likely to enhance shareholder value. For example, the unavailability of firm commitments for certain planned acquisitions by the Company means that Management does not know with any degree of precision the final cost of fully implementing its future operational and development plans. Beyond the direct costs of such acquisitions will likely be costs of integrating the acquisition targets' operations into the Company's. These costs could be minor, or they could be substantial, and the Company does not have a sufficiently detailed business model on which it can rely to predict an acquired company's post-acquisition potential drain on cash flow.

10)   Directors

      The Company has four directors. (See "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.") Among those directors are executive officers of the Company, none of whom have extensive Internet-related experience outside their current positions. Moreover, three of the Directors were hand-chosen by the fourth Director, Anastasios Kyriakides. As such, the three Directors so chosen may be considered dependent on the continuing good will of Mr. Kyriakides, who could remove them from their offices and Board memberships at his discretion.

11)   Limitation of Directors' Liability

      The Certificate of Incorporation of the Company provides that a Director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breaches of his or her fiduciary duty as a director unless the Director acted in bad faith, knowingly or intentionally violated the law, or personally gained a financial profit or other advantage to which the Director was not entitled.

12)   Authorized Stock

      The Board of Directors has the authority to issue up to 50,000,000 shares of Common stock of the Company. Additionally, the Company has authorized 1,000,000 shares of preferred stock. See "DESCRIPTION OF CAPITAL STOCK." This means that, subsequent to the Offering that is the subject of this Prospectus, the Company may sell substantially more stock than will be outstanding, even if the maximum number of Units offered here is sold. The result of such future sales would be dilution of current shareholders' percentage holdings of the Company's equity, and given the amount of additional Common stock which might be sold, that dilution could be substantial. Furthermore, because the Company could use its Common stock as part of the total consideration paid for one or more of the acquisitions it plans to make, current shareholders could find their equity positions diluted without the Company even doing a public offering in which the current shareholders could participate.

13)   Industry and Macroeconomic Events

      Management of the Company believes that it is currently a "price setter" in the selling of its services in that it can establish fees charged to client customers without regard to the prevailing fees charged by large numbers of competitors. It can now set its fees by considering the charges that the users of its service are willing and able to bear. In other words, in microeconomic terms, it faces a downward-sloping demand curve. Management anticipates, however, that this will not remain the case for an indefinite period of time, particularly if the Company and its relatively few competitors are viewed to be profitable. Such success will undoubtedly draw entry by more competitors, some of which will be small and quite efficient, others of which will be large and willing to bear losses for a long time to gain market share. As such, the Company intends to plan carefully for the future, maintaining a high level of cost efficiency, while staying on the technological frontier with respect to services it can offer to its clients and to end users. Moreover, the Company is now be concerned with cultivating loyalty in its current client base to ensure that these companies will stay with Internet Stock Market Resources even in the face of aggressive efforts by competitors to draw them away. At the same time, the Company is also mindful of the importance of establishing strategic alliances with dominant forces on the Internet, forces that could either enter into strategic relationships with the Company, or simply offer their own alternative. At present the Company has no links from major portals such as NetCenter(TM), MSN(TM), Yahoo!(TM), Excite(TM), AltaVista(TM), etc. and has yet to develop a strategy - much less implemented one - to increase its exposure on the Internet through alliances.

      Beyond these microeconomic and marketing considerations, the Company must be prepared for inevitable macroeconomic downturns. While Management firmly believes that the Internet as a business tool will now endure and ultimately become an integral part of the way companies conduct their business affairs, Management does not believe that its clients' level of expenditures on Internet advertising and exposure will be robust to recessionary pressures. In fact, it may be the case that such spending becomes the first casualty as firms attempt to stanch the flow of red ink in a significantly difficult economic period. Worse, neither the Company nor any industry analyst knows for certain how expenditures on Internet advertising and exposure will be affected by recession, since one has not occurred (of any meaningful depth) since the true ascendance of the Internet as a business tool. The result at the Company's level is likely to be large, secular swings in the prices of the various services offered to clients, these swings correlated with macroeconomic factors. When such swings bring net fees drawn from customers to low levels, the costs of many factors of service production which are not directly correlated to the price charged to the client have the potential to challenge the Company's cash flow and profitability. If the price troughs are sustained, the Company may find that it has insufficient depth in its financial resources to weather the losses. To some extent, the Company can use a combination of long-term contracts and spot sales to manage the cash flow risk, but this requires a deft management of resources, and there can be no guarantee that Company Management will make decisions which properly balance the risks in the short-term contract market against the safety of long-term contracts. And even if Management does prudently trade some revenues for lower risks (as by offering long-term, discounted contracts), there can be no assurance that a long, deep low in net revenues would not irreparably harm the Company's profitability.

Risk Factors Related to This Offering

14)   Structure of the Offering.

      The price and terms of the Units offered here were not the result of arms-length bargaining. In other words, new investors have not been represented by separate counsel or other professionals in the structuring of the Offering or any of the related transactions. This means that investors are given the opportunity to purchase securities in this Offering at a price set by the Company without regard to the investors' analysis or sentiments about a "fair" or "reasonable" offering price.

15)   Control

      If all of the Units offered here are sold, the new investors will own 82.2% of the Common stock while other shareholders will own the balance of 17.8% of the Common stock, meaning that existing shareholders (that is, those who were shareholders prior to this Offering) may not continue to control the Company.

16)   Dilution.

      Each Share offered hereby will experience immediate dilution of $.57 or 37.7%, in net tangible book value assuming that no value is assigned to the preferred convertible stock.

17)   No Dividend Policy.

      The Company has no dividend policy. It is anticipated that The Board of Directors will defer payment of dividends for an indefinite future period to retain earnings for future growth; as such, the only way an investor is likely to make any money from investment in this Offering is through appreciation of the Company's Common stock price, and such appreciation, particularly in the next several years, is doubtful, especially in light of the stock prices recent performance. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

18)   Limited Public Market for the Common Stock of the Company

      The Units offered hereby have been qualified with the Commission pursuant to the Securities Act of 1933, as amended, and Regulation S-B promulgated thereunder; as such the Units are "freely tradable" under federal securities laws. The Company's long-term plan for providing liquidity to its shareholders is to develop the public market for its Common stock by soliciting securities brokers to become market makers of the Company's Common stock. Currently, the Company is a fully reporting Company and its Common stock trades on the Over-the-Counter (OTC) Electronic Bulletin Board Service of the National Association of Securities Dealers (NASD) under the symbol "ISMR." The OTC is a limited market in the sense that trading in securities listed there can be very thin, especially because large-scale market participants like institutional investors tend not to buy and sell Bulletin Board stocks. Investors sometimes find that they cannot immediately find buyers for OTC securities they are selling as they can if they are trading in stocks listed on exchanges like the AMEX or NYSE. Furthermore, some broker-dealers will not even participate at all in trading on the OTC because of restrictions like the ones describe in the next risk factor, "Penny Stock Regulation."

19)   Penny Stock Regulation

      The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00 per share (other than securities listed on certain national exchanges, or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by such exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from its rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special, written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common stock is or becomes subject to the penny stock rules, investors in this Offering may find it more difficult to sell their Units.

20)   Arbitrary Determination of Offering Price

      The price for the Units has been determined arbitrarily by the Company (see "DETERMINATION OF OFFERING Price"), is not based on the Company's net worth, earnings, or other established criteria of value, is not the result of arms-length negotiation, and does not necessarily bear any relation to any recognized standard of value. As a result, there can be no assurance that the Common stock owned by an investor in this Offering can be resold at the Offering Price or better, or even at a lower price.

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                                       22

                                 USE OF PROCEEDS

If all of the Units of this Offering are sold, the net proceeds to the Company from the sale of the Units, after deduction of estimated offering expenses, will be $4,919,998. It is the intention of the Company to use the proceeds of this Offering in the manner set forth below for the maximum units offered. The Company, however, reserves the right to deviate from this schedule as circumstances arise.

                                                                  833,333
                                                                Units Sold
                                          ---------------------------------------------------------
                                              No Commissions                         All Units Sold
                                                   Paid                             with Commission
                                          ---------------------------------------------------------
Gross proceeds from Offering                    $4,919,998                               $4,919,998

Less: Commissions of 10% 2                             N/A                                 $500,000

Less: Offering expenses                            $80,000                               $   80,000
                                              ------------                            -------------

Net proceeds from Offering                      $4,919,998                               $4,419,998
                                              ============                            =============
Use of net proceeds:

        Salaries                                  $150,000                                 $150,000

        Equipment & software                       $75,000                                  $75,000

        Acquisitions                            $4,100,000                               $3,600,000

        Marketing                                 $500,000                                 $500,000

        Working capital                            $94,998                                  $94,998
                                              ------------                            -------------

Total use of proceeds1                          $4,919,998                               $4,419,998
                                              ============                            =============

-------------------
1 If less than all of the Units offered are sold, the Company will have to delay or modify its plan. There can be no assurance that any delay or modification will not adversely affect the Company's development. If the Company requires additional funds to produce and market its services, such funds may not be available on terms acceptable to the Company. (See Page 2, Footnotes to the Cover Page.)

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                                       24

                         DETERMINATION OF OFFERING PRICE

The price at which the Units of this Offering were set was determined arbitrarily by the Company. There is no relationship between the price of these Units and any standard or accepted method of valuation; the offering price bears no relationship to the Company's assets, sales, book value, or other generally accepted criteria of value.

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                                       26

                                    DILUTION

The following table sets forth the difference between the Company's existing shareholders and purchasers of the Units in this Offering with respect to the number of Shares purchased from the Company. The table assumes that all of the Units offered are sold, and calculates net book value per share at May 31, 1999, on a pro forma basis as if the existing shareholders had held 719,778 Shares of Common stock of the Company, as they did just prior to the Offering. It is the belief of Management that this method offers prospective investors the clearest presentation of dilution, given the Company's most recent financial data. The following table has given effect to the June 30, 1999, reverse split of Shares held by existing shareholders and assumes no conversion of preferred stock issued in this offering.


                                                  Ownership     Net Book       Dilution Per
                                   Shares         Percent        Value            Share
                                   --------------------------------------------------------
Existing Shareholders                719,778         17.8%      (631,639)           -

New Investors                      3,333,332         82.2%     4,999,998         $.57

Offering Costs                                                  (580,000)
                                   ---------        ------     ---------         ----

Total                              4,053,110        100.0%     3,788,359         $.57
                                   =========        ======     =========         ====

Each Share offered hereby will experience immediate dilution of $0.57, or 37.7%, in net book value. In aggregate, if all the Units of this Offering are sold, the adjusted book value per share of Common Stock of the Company will be approximately. Net book value per share represents the amount of total assets less total liabilities, divided by the number of Shares outstanding. The following table illustrates such dilution:

Offering price  (per share).........................................................................$1.50 per Share
Net book value (Deficiency in assets) per share as of May 31, 19991...............................$(0.88) per Share
Net book value per share after Offering2............................................................$0.93 per Share
Per share dilution to new investors2................................................................$0.57 per Share

--------------
1 calculated using outstanding shares as of September 29, 1999
2 assuming all Units offered hereby are sold.

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                                       28

                            SELLING SECURITY HOLDERS



There are no selling security holders in this offering.

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                                       30

                              PLAN OF DISTRIBUTION



The Units will be sold directly by the Company through its officers and directors. No broker or dealer has been retained or is under any obligation to purchase any Shares. The shares are being offered at the offering price set forth on the Cover Page of this Prospectus. An investor must purchase a minimum of 100 Units which equals a $600.00 investment. The shares are being sold on a best efforts basis, subject to no minimum offering proceeds, up to a maximum of 833,333 units. The offering expires one hundred eighty (180) days after the Registration statement becomes effective, unless terminated sooner or extended by the Company. A current Prospectus will be available so long as the offering is continued, which shall be at the Company's discretion.

The Company plans to seek the support of NASD member firms which are recognized market makers with the intention of obtaining their assistance in the creation of a viable market in the Company's securities for the benefit of its shareholders. In this regard, the Company may employ one or more finders to assist with introductions to appropriate market makers, for which such finders would be paid finders fees commensurate with current market practices. No such finders have been identified, nor have any proposed terms of their engagement been determined. 500,000 shares of common stock have been designated by the Board of Directors as consideration for investor relations, public relations and marketing purposes. These shares will not be paid or conveyed except for services actually rendered and upon approval of the Board of Directors.

Under Rule 15c2-11 under the Securities Exchange Act of 1934, broker-dealers acting as market makers are required to have certain current information about the Company before they can make a market and thereafter as they continue making a market in its common stock. The Company will furnish periodically to broker-dealers the information specified in Rule 15c2-11 if not contained in reports filed with the Securities and Exchange Commission in order to enhance such firms' ability to make a market in the Company's stock.

The price at which the shares are offered hereby has been arbitrarily set by the Company's management, and has no relationship to the book value per share, current earnings of the Company, or other generally accepted measurement of value. No securities are to be offered for the account of any existing shareholder.

The purchase price paid by investors must be wired or mailed directly to the Company by check, or money order, payable only to: "INTERNET STOCK MARKET RESOURCES, INC." as stated in the enclosed Subscription Agreement.

The proceeds from the sale of the shares will be transmitted to the Company bank account by noon of the business day following three days of the subscription. The shares are offered and the Company reserves the right to reject any offer in whole or in part, or to accept subscriptions in any order, for any or no reason.

The Company will send by U.S. mail to subscribers within thirty (30) days, signed copies of the Subscription Agreement and Common Stock certificates. The Company intends to contact prospective investors through direct, personal meetings and telephone calls to persons known by the Company's officers and directors. All such meetings and other contacts will invite persons interested in the Offering to obtain a copy of the Offering Circular by contacting the Company in writing or via email. No general solicitation will be made pursuant to this Offering.

To subscribe for Shares, each prospective investor must complete, date, execute and deliver to the Company a Subscription Agreement and remit the purchase price of the Shares so subscribed by check or money order payable to "INTERNET STOCK MARKET RESOURCES, INC." A copy of the Subscription Agreement is attached at the end of this Prospectus.

The Company reserves the right to reject any subscription in its entirety or to allocate Units among prospective investors. If any subscription is rejected, funds received by the Company for that subscription will be returned to the subscriber without interest or deduction.

Within five (5) days of its receipt of a Subscription Agreement accompanied by a check for the purchase price, the Company will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which the subscription has been accepted by the Company. The Company reserves the right to reject orders for the purchase of Units in whole or in part. Not more than thirty (30) days following the mailing of its written confirmation, a subscriber's Common stock certificate will be mailed by first class mail. The Company shall not use the proceeds paid by any investor until the Common stock certificate has been mailed.

Although the Company's long-term plan for providing liquidity to its shareholders is to develop a public market for its Common stock by soliciting brokers to become market makers of the shares, to date the Company has not solicited any such securities brokers, nor does the Company have any immediate plans to do so. See "Description of Capital Stock-Limitations on Transfer of Shares."

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                                       33

                                  LEGAL MATTERS

No legal proceedings are pending or threatened to which Internet Stock Market Resources, Inc is a party. Opinions with regard to this Offering is rendered by the Company's special counsel, Robert M. Overholt, Attorney at Law, 340 N. Sam Houston Pkwy. East, Suite 250, Houston, Texas 77060: telephone number (281) 445-0020. The Statutory Agent for the Company is Anastasios Kyriakides whose address is 405 Central Ave , 5th Floor, St. Petersburg, FL 33701

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                                       35

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and executive officers of the Company are as follows:



Name                       Age        Other Office Held                Term          Period Served
---------------------      ---      --------------------------------   ----          -------------
Anastasios Kyriakides       52      Chairman/Director/Secretary        ASM*            12 years
Budd Morris                 53      President/Director                 ASM*            2yrs. 7 months
Caroline Latta              51      Vice President/Director            ASM*            2yrs. 6 months
Chad Morris                 27      Asst. Vice President/Director      ASM*            9 months

*ASM=Annual Shareholders Meeting

The members of the Board of Directors of the Company are elected for a one- year term by the shareholders at each annual meeting. Officers are elected by the Directors for a one-year term at each annual meeting, or until otherwise replaced by the Board of Directors. The following table sets forth certain information with respect to the Officers and Directors of the Company.

CERTAIN SIGNIFICANT EMPLOYEES Larry Jacoby, who is neither an officer nor a director of the Company, is responsible for the Management of Information Systems for the Company.

FAMILY RELATIONSHIPS AMONG OFFICERS AND DIRECTORS The Company's Vice President Caroline Latta is the spouse of Company President Budd Morris, and Company Assistant Vice President Chad Morris is the son of Company President Budd Morris.

BUSINESS EXPERIENCE OF OFFICERS AND DIRECTORS

Background during last 5 years.

Anastasios Kyriakides is the Chairman and Secretary of the Board of Directors of the Company. Mr. Kyriakides received the degree Bachelor of Science in business from Florida International University in 1989; in 1997, he received from the American Institute of Banking a degree in investment banking. Mr. Kyriakides has extensive experience in the field of investment banking and venture capital. From 1989 to the present, Mr. Kyriakides has consulted for numerous companies in the areas of banking, travel, and electronics. In 1994, Mr. Kyriakides became the Chairman of Montgomery Ward Travel, a company created to provide full travel services to 8 million Montgomery Ward customers and credit card holders; he served in this capacity from 1994 to 1996. Prior to that, Mr. Kyriakides had organized the successful start-up operations of Seawind Cruise Line in 1990; Mr. Kyriakides was the founder, and later, the Chairman, CEO, and Secretary until 1994. In 1984, Mr. Kyriakides founded Regency Cruise Line and served as its Chairman and Secretary until 1987. In 1983, Mr. Kyriakides founded the Mylex Corporation to develop and produce the world's first hand-held optical scanner and VGA card for personal computers. Mr. Kyriakides also founded Lexicon Corporation, producing the first hand held language translator. As the President and Chairman, Mr. Kyriakides guided Mylex and Lexicon from their inception as private companies to become public companies traded on the NASDAQ under the stock symbol MYLX and LEXI.

Budd Morris is the President, Treasurer, and Chief Executive Officer of the Company, and is a member of the Board of Directors. Mr. Morris attended Southern Colorado State College during the late 1960s; subsequent to his studies there, Mr. Morris was employed by American Stores, Inc. where he served in upper management positions; from 1987 to 1992, he was Executive Vice President and Officer of Jewel Osco of Florida, a subsidiary of American Stores. In 1993, Mr. Morris left American Stores to become Director of Marketing for Cellular One, a division of McCaw Telecommunications, Inc. From 1995 to 1997, Mr. Morris was Regional Sales and Operations Manager of LIM Imports Corporation. In February of 1997, he accepted the position of President of Internet Stock Exchange Corp. (the former name of Internet Stock Market Resources, Inc.). Initially, his primary responsibilities were to develop sales collateral, staffing, material, marketing, and alliances, as well as to carry out other managerial duties. In January of 1999, Mr. Morris was appointed to the position of Chief Executive Officer and Treasurer of the Company while retaining the office of President. His duties now include monitoring strategic operations, controlling marketing alliances and expenses, and other such duties traditionally incumbent upon the President and CEO of a public company.

Caroline Latta is a Vice President and the Chief Financial Officer of the Company, and is a member of the Board of Directors of the Company. Ms. Latta attended Drury College in Springfield, Missouri until 1970. Prior to her current position, she co-owned and operated Passport Gateway Magazine, an upscale tourist publication. For three years, she was a mortgage broker consultant for Northern Funding Group, a not-for-profit funding organization. Most recently, she served as a consultant for Internet Stock Exchange Corporation (now Internet Stock Market Resources, Inc.) from March of 1997 until her appointment to the office of Vice President of Sales and Marketing. Her duties include marketing the Internet site and consulting with principals of public companies needing exposure on the Internet. Ms. Latta was promoted to the office of Chief Financial Officer in January of 1999; her duties now include budgeting and allocation of funds and accounting procedures, as well as such other duties as she has performed since she began her professional relationship with the Company.

Chad Morris is an Assistant Vice President and the Chief Operating
Officer of the Company, and is a member of the Board of Directors. Mr. Morris is a graduate of the Florida State University, having earned the degree Bachelor of Science in Social Sciences. Mr. Morris was the Financial Officer for a not-for-profit organization, Kappa Alpha Order, from January of 1995 through May of 1997. He was employed by a private technology company, Aerotek Inc., in the capacity of Technical Contracts Manager from 1997 through December of 1998. Mr. Morris came to work for Internet Stock Market Resources, Inc. in January of 1999 as Chief Operating Officer where his duties include sales, marketing, and operations.

None of the persons listed above serves as an officer or director of another public corporation.

Promoters

There are, at the date of this Prospectus, no promoters of this Issue. The Company may, however, retain the services of an underwriter; such a relationship would be the subject of an amendment to this Prospectus.

Control Persons

M.C.K. Marine Enterprises, Inc., a Liberian corporation, is a "control person" of Internet Stock Market Resources, Inc. Anastasios Kyriakides, the Chairman and Secretary of Internet Stock Market Resources, Inc., has a controlling interest in M.C.K. Marine Enterprises, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the security ownership of beneficial owners and managers of the company.

         Title of          Name and Address                   Amount and Nature
         Class             Of Beneficial Owner                Of Beneficial of Class Ownership*           Percent
         ------------      ---------------------------        ---------------------------------           -------
         Common Stock      M.C.K. Marine Enterprises**          443,989                                    6.85%
                           c/o Anastasios Kyriakides
                           204 37th Ave., Suite 332
                           St. Petersburg, Fl. 33704

         Common stock      Anastasios Kyriakides              2,000,000                                   30.87%
                           204 37th Ave., Suite 332
                           St. Petersburg, Fl. 33704

*As of September 29, 1999, and not adjusting for a one-for-nine reverse split effective June 30, 1999.

**M.C.K. Marine Enterprises is controlled by Company director Anastasios Kyriakides.

Note: As a group, the officers and directors beneficially own approximately 2,443,989 shares at July 16, 1999 (subsequent to, but not adjusting for, a one-for-nine reverse split of all outstanding shares of Common Stock of the Company).

There have been no changes in control of the Company during the past two years.

                            DESCRIPTION OF SECURITIES

The Company currently has authorized Fifty Million (50,000,000) shares of Common stock, par value $0.0001 per share. Additionally, the Company has authorized One Million (1,000,000) shares of Preferred stock, par value $0.01 per share. At the date of this Prospectus, the Company has 719,778 shares (6,478,000 Shares without giving effect to reverse split) of its Common stock issued and outstanding, and no shares of its Preferred stock issued.

With this Offering, the Company is offering a maximum of Eight Hundred Thirty-three Thousand Three Hundred Thirty-three (833,333) units (the "Units"), with each Unit consisting of Four (4) shares of Common stock plus one share of Preferred Stock. Each of the Preferred Share is convertible for two (2) shares of the Company's Common stock within one (1) year of the subscription for two ($2.00).

                      INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named in this Prospectus own any securities of the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


The Company does not currently have, nor has it ever had, any insurance or other instrument of indemnity against liability under the Securities Act of 1933, as amended. The Company has taken the general position that the Commission considers such indemnification not in the public interest.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Before 1989, the Company filed with the United States Securities and Exchange Commission a registration statement on Form S-18, effectively causing the Company to become a reporting entity under Section 12(g) of the Securities Exchange Act of 1934. On February 9, 1989, the Company was merged with Sea Venture Cruises, Inc., a close, Delaware corporation, in a tax-free reorganization which resulted in the re-domiciling of the Corporation from Texas to Delaware. Trans America Enterprises, Inc., the specifically-named surviving corporation of the merger, changed its name to Sea Venture Cruises, Inc., and conducted business as such until last year.

Because of a lack of success in the cruise business, the Company began to seek a merger partner in a new line of enterprise. Determining that substantial opportunities existed in the burgeoning area of Internet information services, certain principals of the Company began developing a separate, private, Florida corporation called Internet Stock Market Corp., which was engaged in providing information on the World Wide Web through a Web site with the URL http://www.internetstockexchange.com. (That Web address was later revised to www.internetstockmarket.com.) On March 26, 1998, the Company's name was changed by amendment to the (Amended) Articles of Incorporation to Internet Stock Exchange Corp.

On August 17, 1998, the Company changed its name to Internet Stock Market Resources, Inc. and subsequently announced that it had merged with the private, closely-held Florida corporation Internet Stock Market Corp. The financial statements of the Surviving Corporation herewith presented reflect the effect as if the merger were accounted for as a "pooling of interests" (because of the common control) of the private corporation (the "Non-surviving Corporation") with that of the Company (the "Surviving Corporation" of the merger/acquisition). The effective date of the merger coincides with the first day (September 1, 1998) of the second quarter of the Company's just-ended fiscal year.

On June 9, 1999 , the Company approved a reverse-split of all issued and outstanding shares of Common Stock of the corporation on a nine for one (9-for-1) basis, with fractional shares being canceled effective June 30, 1999. This reverse- split resulted in the total number of shares issued and outstanding becoming 719,778.

                             DESCRIPTION OF BUSINESS



PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS
The Company's website is located at www.internetstockmarket.com and is in the business of providing business and advertising information about client companies to end users via the Internet. The information posted is provided by the companies, and may include information about goods and services offered as well as other information. End users are also able, through the Company's Website, to hyperlink to other information services which carry data about a specific client company; these hyperlinks may include the Securities and Exchange Commission's EDGAR database, PR Newswire, the client company's own Website, etc.

DISTRIBUTION METHODS OF PRODUCTS OR SERVICES
The Company provides its primary service by taking information provided by client companies and preparing it in such a manner that it is viewable by end users using industry standard Internet browsers such as Microsoft Internet Explorer and Netscape Navigator. The preparation process generally entails translating the client company's information into hypertext markup language
(HTML). In the case of a client that elects for the more expensive "banner listing," the HTML will be supplemented with client company-provided graphics, formatted in one of the industry standards of GIF or JPEG. All client companies are presented, alphabetically by industry, in the "Listed Members" section of the Company's Website, where end users can go to review a company by name and by graphic (when applicable) and then hyperlink to more detailed information if desired.

The more detailed information consists of a selection including the company's core, summary profile, as well as, where applicable, EDGAR database information, press releases from the company on PR Newswire, etc. The Company supports its Website complex with its own server.

STATUS OF ANY NEW PUBLICLY ANNOUNCED PRODUCT OR SERVICE
The Company has not publicly announced any new services, although the Websites front page has a hyperlink button to an on-line trading service that the Company contemplates launching at a future date when and if capital and necessary regulatory approvals are obtained.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND THE NAMES OF PRINCIPAL SUPPLIERS The Company's business does not rely on raw materials in the traditional sense other than the human resources required for maintenance of its Website complex. It does, however, depend upon access to telephonic communications lines for the transmittal of data, primarily under hypertext transfer protocol ("http"), as well as for communication by voice and data with customers. The Company's primary long distance carrier is AT&T.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION
The Company holds no patents, trademarks, licenses, franchises, concessions, or royalty agreements, nor does it have any labor contracts. The Company has filed for a trademark for Internet Stock Market.

NEED FOR ANY GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES
The Company currently offers no services for which government approval is required.

COMPETITION
The corporate information storage and retrieval aspect of the Internet is intensely competitive, with firms and other entities of all sizes offering Internet exposure for corporate clients, and offering end users a variety of types of information. The well-known search engine companies like Yahoo! and AltaVista offer end users access to company information via hyperlinks to the companies' own Websites, as well as hyperlinks to private and public repositories of corporate information such as, in the private case, the National Association of Securities Dealers' Website complex, which consists of pages for Disclosure, Inc., OTC, etc., and, in the public case, the Securities and

Exchange Commission's massive EDGAR database. Furthermore, a number of Websites featuring corporate information profiles, stock guides and tips, and investment advice are appearing each month. The result of this competition is that end users of the Internet has available to them a virtual panoply of information. The result for the company attempting to carve out a profitable niche in the business is that it must offer features to end users of such magnitude as to attract them to its Website in such numbers that prospective clients will pay the company to be profiled there. This is difficult, and there can be no assurance that the Company will not be overwhelmed by competitors offering similar, or possibly even better, corporate information access, and at prices to clients below that of the Company.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE BUSINESS
Although the Internet itself is largely unregulated except for certain federal and state laws pertaining to purveying pornography and allowing minors access thereto, the Company's operations necessarily have certain aspects which intersect with state and federal securities laws in that client companies may be seeking to raise funds through the sales of certain of their securities, and those clients may use their own Websites, with hyperlinks from their displays on the Company's Website, to promote their offerings. This, in itself may bring the Company into conflict with securities laws. First, at the state level, the Company may find it difficult to prevent viewing of solicitation scripts by end users in states in which the offerings are not "blue skied;" furthermore, at the federal level, unless a specific exemption applies, an offering of a client's securities via the Internet constitutes a general solicitation which would have to be the subject of an applicable, effective registration statement. The Company may find that certain clients, in their efforts to raise funds via the powerful medium of the Internet, may be in violation of securities laws, and the Company, by making their literature available to the public or by facilitating access to that information, could find itself construed by state or federal regulators as having been a promoter of the offerings, a situation which could lead to regulatory sanction. The Company is instituting proscriptive language in its client contracts to avoid such situations. The Company will also monitor the activities of its clients with respect to matters involving descriptions of their securities and offerings thereof. However, there can be no assurance that, even with this level of diligence, the Company will not find itself in a situation where it has unintentionally allowed its Website to be contributory to a client's defective offering. In such an event, the Company may face severe penalties for having been involved in securities law violations. More broadly, a client company may find itself in other types of litigation, civil or criminal, in which the Company may find itself accused of sharing liability for the actions of the Company by virtue of its support of the client's advertising and marketing efforts. While it is not likely that any such liability would be construed as being "strict" liability, nevertheless, the Company might have to defend itself against charges of non-strict liability in a claim against a client company. The implications of this exposure, at the present time, are entirely of a private, civil nature, and Management does not foresee government regulations involving such matters.

AMOUNT SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES
The Company does not generally involve itself in research and development.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS (FEDERAL, STATE AND
LOCAL)
Environmental laws do not materially affect the Company.

NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL TIME EMPLOYEES
The Company currently has five full-time employees, four of which are officers and directors, the fifth of which is responsible for Management of Information Systems. Except for the Company's Chairman and Secretary, Anastasios N. Kyriakides, the officer/employees earn compensation as independent contractors on commission through the production of new business and the maintenance of their own books of existing business; Mr. Kyriakides currently receives no compensation of any kind from the Company; however, the Company may in the future alter this status as an unpaid principal/employee.

CYCLICALITY OF THE INDUSTRY
General public use of the Internet industry has developed, for the most part, within the past 5 years. As such, the industry has yet to experience an economic cycle, and has arguably not even experienced an economic pause as yet; as such, there is no empirical data on the industry's sensitivity to the business cycle on the macroeconomic level. Nevertheless, Management of Internet Stock Market Resources, Inc. that the Internet industry in general, and the Company in particular, will experience downward pressures on revenues during the recessionary phase of the economic cycle. To the extent that the Company's business is dependent on payments from business clients, many of which are in other industries, even if the Internet industry itself is robust to the economic cycle, the Company's revenues may be eroded by any economic downturn's effect on its clients' businesses.

ECONOMIC DEPENDENCE
The Company has no single source for 10% or more of its revenues, and it does not anticipate any such relationship in the foreseeable future.

RECENT DEVELOPMENTS
Through the end of the current fiscal year, the Company had largely conducted its business in the normal course, having added three to four new clients per month to its "listed members" service. The Company has also been laying the groundwork for the acquisition of several closely-held, going concerns with the intent of making them wholly- or partially-owned subsidiaries of the Company. Subsequent to the end of its fiscal year , the Company had entered into certain letters of intent, described in Management Discussion and Analysis, below, and in the Notes to the Financial Statements presented in later in this Prospectus.

YEAR 2000 ISSUES
The year 2000 issue results in certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. Consequently, such systems and applications may recognize a date of "00" as the year 1900 instead of the intended year 2000. This could directly result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process customers' transactions, order supplies, or engage in similar, normal business activities. The Company has conducted an initial assessment of its computer system and software applications and the Company believes that the terminals will be Year 2000 compliant. The Company is communicating with key suppliers, financial institutions, and customers during 1999 to identify and coordinate the resolution of any year 2000 issues that might arise from these constituencies. Based on its initial assessment, the Company believes the cost of addressing the Year 2000 issue will not have a material impact on the Company's financial position or results of operations. The Securities and Exchange Commission has asked public companies to disclose four general types of information related to Year 2000 Preparedness: the Company's state of readiness, costs, risks, and contingency plans. Accordingly, the Company has included the following discussion in this report, in addition to the Year 2000 disclosures previously filed.

State Of Readiness

All equipment and computer systems currently utilized by the Company in-house are believed to be year 2000 compliant. Most vendors used by the Company are large companies and the Company expects that these companies will be year 2000 compliant. However, the Company has not received written notification from all vendors affirming their year 2000 compliance. Therefore, there can be no assurance that the systems of other companies with which the Company does business will be year 2000 compliant. None of the Company's systems interfaces directly with any third-party vendors, except for its Internet services, and the Company has been informed that those systems are Year 2000 compliant. None of the Company's services is believed to be subject to year 2000 compliance so the Company does not expect to incur any liability in this area. The failure on the part of merchandise vendors, or other companies with whom the Company transacts or may transact business, to be year 2000 compliant on a timely basis may have an adverse impact on the operations of the Company.

Costs

The total cost to the Company of Year 2000 activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. Management estimates the total costs of addressing the Year 2000 issue to be less than $10,000. These total costs are based on Management's best estimates. There are no guarantees that these estimates will be achieved and actual results could differ from those estimates.

The Company plans to inventory sufficient quantities of supplies from outside suppliers to be capable of operating for several months should third parties incur year 2000 problems. The cost of increasing the supply levels is not expected to exceed $5,000, and any excess purchases will be paid for from available cash, or will simply not be purchased. Any costs associated with the year 2000 issue will be expensed as incurred. The amount expensed to date has been immaterial.

Risks

The Company utilizes computers and software in various aspects of its business, principally billing and accounting. The Company believes that its computers and software comply with the Year 2000 issue. The Company does not expect any material adverse impact on its operations relative to the Year 2000 issue. However, as discussed above, the Company is also exposed to the risk that one or more of its clients, suppliers, or vendors could experience Year 2000 problems that could impact the ability of such customers to transact business or such suppliers or vendors to provide goods and services. Although this risk is lessened by the availability of alternate suppliers, the disruption of certain services, such as utilities, could, depending upon the extent of the disruption, potentially have a material adverse impact on the Company's operations.

Contingency Plans

The Company is in the process of identifying and developing contingency plans for any problems that might be experienced by the Company's suppliers, clients or vendors. This includes identifying alternate suppliers.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The Company's revenues for the twelve (12) months ending May 31, 1999, were $214,175 against revenues of $382,775 for the twelve (12) months ending May 31, 1998, representing a decline of 44%. Management attributes much of this decline to extraordinary revenues earned from some one-time services performed by the Company during the previous fiscal year, and to the realization of virtually no revenue generation during part of its fiscal third quarter of this year, this latter pause being the result of suspension of sales activities during a regulatory investigation which resulted in no findings adverse to the Company. This temporary halt to new business development was overcome in the Company's fiscal fourth quarter as continuing clients remained with the Company while new clients were being added at the rate of approximately three to four per month. As had been anticipated by Management, operating expenses declined by only 13.3%, reflecting certain fixed costs of operations. As such, it is Management's judgment that, as operating revenues grow, total expenses will also do so, but at a lower rate, although Management has chosen not to rely the fourth quarter results as an indication of this expectation due to the need for at least several forward quarters' data for confirmation.

Total cash balances declined 22.1% from their year-previous levels; at fiscal year end 1998 almost one-third of the Company's total cash was in restricted form (i.e., earmarked for a specific purpose, and not available for general use); therefore, considering only cash available for general purposes, the Company's cash balances have increased by 14.2% over year-previous levels, evidencing somewhat better liquidity for the Company's day-to-day needs at the end of the current fiscal year. The elimination of the restricted cash balance was the main cause of the decline of 22.4% in current assets from the level at the end of the Company's previous fiscal year, and this single, dominating effect carried over to the total assets, as well.

With respect to current liabilities, a sharp decline in the current portion of a note payable to a stockholder contributed substantially to a drop of 55% from the level at the end of the previous fiscal year. Management is encouraged by the improvement in its current ratio (current assets divided by current liabilities, used as a measure of the Company's ability to cover short-term obligations with liquid assets) to 0.58 at fiscal year-end 1999 from 0.34 at fiscal year-end 1998. Coupled with continuing retirement of the outstanding long-term note payable, the Company's total liabilities have decreased year-over-year by 34.3%, marking what Management feels is a significant reduction in overall risk.

From fiscal year-end 1998 to fiscal year-end 1999, the Company's total deficiency in assets fell by approximately 37%, giving Management reason to believe that the entirety of the Company's asset deficiency can continue to decrease.

With respect to cash flows, the Company's operating activities used net cash of more than $102,000 during the current fiscal year while operating activities provided almost $97,000 during the preceding fiscal year. This is the result, among other, lesser factors, of the Company's aggressive reduction in accrued liabilities as well as a $136,000 increase in deferred income, the latter factor being the result of changes in the recognition of sales revenues.

Management has embarked on an aggressive plan of expansion involving two separate, but related, components. First, it is fully the intention of Management to continue to develop new clients for its flagship business information Website while maintaining its existing "listed members" base. This component of Management's plan requires the active, on-going efforts of senior managers acting in their capacities as producers, making prospective new clients aware of the benefits of the Company's Website portal at the same time as providing a high level of service and responsiveness to current clients. Second, the Company's business model encompasses an imperative to acquire other going concerns to become subsidiaries of the Company. Although Management seeks acquisitions within the perimeter of its areas of core competence, it has made overtures to a diverse set of potential holdings. It is Management's intention to use a variety of financing vehicles to acquire subsidiaries; among these may be cash, debt, and/or equity securities of the Company. To the end of having cash available for acquisitions, the Company has made plans to raise capital through a public offering of its securities under Regulation S-B. To the end of having its securities be of sufficient value to use in and of themselves as consideration in acquisitions, it is the intention of Management, at the earliest possible time, to seek approval for listing in the Small Cap market of the National Association of Securities Dealers (NASD) automated quotations system.

EFFECTS OF INFLATION

The Company believes that its revenues and results of operations have not been significantly affected by inflation during the three years ended May 31, 1999. The economy's overall low inflation rates at both the producer and consumer levels has been reflected in the Company's business and industry as well.

GOING CONCERN

The Company has suffered recurring losses from operations and at May 31, 1999, had a working capital deficit and a deficiency in assets. These and other factors raise doubt about the Company's ability to continue as a going concern without additional capitalization. The attached financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIQUIDITY AND CAPITAL RESOURCES

Management has decided to address the Company's financial situation by the following:

Proceeds from the sale of additional shares of Common Stock for $72,000 as part of its foreign private placement, was received in July 1999.

The note payable to a stockholder has been restructured and will not be satisfied until the Company has an acceptable level of working capital.

This Offering on Form SB-2 is expected to raise up to $5,000,000, before expenses and underwriting commissions, from the general public.

The Company anticipates that the acquisition of at least two, possibly four, additional companies in the computer and internet fields for a better vertical integration and to spread general and administrative costs over a broader base. In that regard, three letters of intent have been signed, and the Company is in the process of drafting agreements and performing its due diligence.

Increase promotional expenditures in an effort to increase revenues.

Subsequent to the end of the current reporting period, the Company announced that it had entered into a letter of intent with the private, close corporation Delcor Industries, Inc., which manufactures and assembles electronic components. The proposed acquisition involves the use of both cash and long-term debt of the Company. Consummation of this acquisition is predicated on raising sufficient capital from a placement of its equity securities as previously mentioned in this Management Discussion and Analysis.

Management further notes that negotiations for the acquisition of other firms are on-going at this time.

                            DESCRIPTION OF PROPERTY

Pursuant to a lease that expires on July 31, 2000, the Company leases approximately 1,200 square feet of office space for $1,050 per month at Suite 102 Lobby Level, 405 Central Avenue in St. Petersburg, Florida. The office building is approximately 7 years old, and in good condition.

                       [THIS PAGE IS INTENTIONALLY BLANK]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 15, 1990, the Company issued 443,988,735 restricted common shares to M.C.K. Marine Enterprises, Inc. in exchange for a loan of $1,605,800. M.C.K. Marine Enterprises, Inc. was and still is owned and controlled by Company Director, Chairman, and Secretary Anastasios Kyriakides.

Pursuant to the merger of Internet Stock Market Resources, Inc. with and into Internet Stock Exchange Corp. (the predecessor to the Company) - the merger becoming effective on September 1, 1998 (see "DESCRIPTION OF BUSINESS"), Company Director, Chairman, and Secretary Anastasios Kyriakides, through affiliate parties, received consideration in the amount of 2,000,000 shares of the Company's Common Stock plus a $1,000,000 note payable. The terms of repayment of that loan have recently been restructured (described in the Notes to the Financial Statements in the "FINANCIAL STATEMENTS" section, below).

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The principal United States market in which the Company's Common stock has been traded is the Over the Counter (OTC) Electronic Bulletin Board Service of the National Association of Securities Dealers (NASD).The Company's common stock began trading in 1989 under the symbol SVCR (subsequently changed to ISMR). Through the Fourth Quarter of fiscal 1998, the high sales price was $5.00 (adjusted for a 1-for-1000 reverse-split) and the low sales price was $0.0001. The Company's market makers include Sharp Capital, Weinn Securities, Hill Thompson Securities, and Paragon Securities.

The Company's common stock, under the symbol "ISMR," has experienced sales of stock at a high of $3.50 and a low of $0.25.

                                      Year Ended                Year Ended
                                     May 31, 1999              May 31, 1998
                                    High        Low           High       Low
                                    ---------------           --------------
                  First Quarter*     2.25*  1.50*              **        **
                  Second Quarter*    3.50*   .87*              **        **
                  Third Quarter*     1.25*   .56*              **        **
                  Fourth Quarter*     .75*   .25*              **        **

*The prices presented above are bid prices which represent prices between broker-dealers and do not include retail marketups and markdowns or any commission to the dealer. These prices may not reflect actual transactions.

** Bid prices during this time period were insignificant.

On May 31, 1999, there were approximately 417 holders of record of the Company's common stock. This number does not include any adjustment for stockholders owning the Company's common stock in "street" name.

The Company has not paid dividends since its inception, does not anticipate paying any dividends in the foreseeable future and intends to retain earnings, if any, to provide funds for general corporate purposes and the expansion of the Company's business. Florida law restricts the payment of dividends for corporations with a deficiency in assets; however, the $1,000,000 note issued in connection with the merger was treated as a distribution.


                             EXECUTIVE COMPENSATION

           Summary Compensation Table
                                           Long Term Compensation
                                         ----------------------------
        Annual compensation              |      Awards      |Payouts|
-----------------------------------------|------------------|-------|
(a)       (b)   (c)     (d)     (e)      |    (f)     (g)   |  (h)  |   (i)
Name                           Other     |Restrctd Securit. |       |All Other
and                            Annual    |  Stock Underlying|  LTIP | Compen-
Principal                      Compen-   |Award(s) Options/ |Payouts| sation
Position Year Salary($)Bonus($)sation($) |   ($)    SARs (#)|  ($)  |   ($)
-----------------------------------------|------------------|-------|---------
 CEO                                     |                  |       |
Budd                                     |                  |       |
Morris   1999     0      0      27,628   |    0       0     |   0   |    0
         1998     0      0      64,587   |    0       0     |   0   |    0
         1997     0      0       N/A     |    0       0     |   0   |    0
         ----                            |                  |       |
Anastas- 1999     0      0        0      |    0       0     |   0   |    0
ios      1998     0      0        0      |    0       0     |   0   |    0
Kyriak-  1997     0      0        0      |    0       0     |   0   |    0
ides                                     |                  |       |
-------------                            |                  |       |

 CFO                                     |                  |       |
Caroline                                 |                  |       |
Latta    1999      0     0      10,068   |    0       0     |   0   |    0
         1998     N/A   N/A        938   |   N/A     N/A    |  N/A  |   N/A
         1997     N/A   N/A       N/A    |   N/A     N/A    |  N/A  |   N/A
-------------                            |                  |       |

 COO                                     |                  |       |
Chad                                     |                  |       |
Morris   1999      0     0      10,350   |    0       0     |   0   |    0
         1998     N/A   N/A      N/A     |   N/A     N/A    |  N/A  |   N/A
         1997     N/A   N/A      N/A     |   N/A     N/A    |  N/A  |   N/A
-------------                            |                  |       |

 Secretary                               |                  |       |
Anastas- 1999      0     0        0      |    0       0     |   0   |    0
ios      1998      0    N/A      N/A     |   N/A     N/A    |  N/A  |  25,000
Kyriak-  1997      0    N/A      N/A     |   N/A     N/A    |  N/A  |    0
ides(1)                                  |                  |       |
                                         |                  |       |
-------------                            |                  |       |

 Other Officers/Directors                |                  |       |
John     1999      0     0        0      |    0       0     |   0   |    0
Bramis   1998      0     0        0      |    0       0     |   0   |    0
 (2)     1997      0     0        0      |    0       0     |   0   |    0
         ----                            |                  |       |
John     1999      0     0        0      |    0       0     |   0   |    0
Karava-  1998      0     0        0      |    0       0     |   0   |    0
siles(3) 1997      0     0        0      |    0       0     |   0   |    0

-------------
(1) Anastasios Kyriakides had the title of President of the Company until Budd Morris was appointed to the capacity, and had held that title for the Company's predecessor, Internet Stock Exchange Corp.
(2) John Bramis served as an uncompensated officer and director of the Company for approximately the first two quarters of fiscal year 1999, and served similarly for the Company's predecessor, Internet Stock Exchange Corp. In that latter role, he served as uncompensated President.
(3) John Karavasiles served as an uncompensated officer and director of the Company for approximately the first two quarters of fiscal year 1999, and served similarly for the Company's predecessor, Internet Stock Exchange Corp. In that latter role, he served as uncompensated President. The Company's executive officers currently earn their salaries as independent contractors through commissions on sales. There are currently no contracts with any of the executive officers of the Company; moreover, there is currently no compensation provided to any person in his/her capacity as a director, and no reimbursement for expenses incurred by directors in their capacities as such.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

The Company has no disagreements with its accountants, nor have there been material changes in the Company's financial statements as a result of disagreements between the Company and its accountants with respect to the Company's accounting or with respect to financial disclosures.

                      INTERNET STOCK MARKET RESOURCES, INC.

                              FINANCIAL STATEMENTS
                              MAY 31, 1999 and 1998





                                            CONTENTS
                                                                                Page
                                                                                ----
INDEPENDENT AUDITOR'S REPORT                                                    F-1

FINANCIAL STATEMENTS
                           Balance Sheets                                       F-2
                           Statements of Operations                             F-3
                           Statements of Deficiency in Assets                   F-4
                           Statements of Cash Flows                             F-5
                           Notes to Financial Statements                        F-6 to F-11

Dohan and Company                           7700 North Kendall Drive, #204
Certified Public Accountants                Miami, Florida  33156-7564
A Professional                              Telephone:  (305) 274-1366
Association                                 Facsimile:  (305) 274-1368

                                    Independent Auditor's Report

Stockholders and Board of Directors
Internet Stock Market Resources, Inc.
St. Petersburg, Florida

We have audited the accompanying balance sheets of Internet Stock Market Resources, Inc., as of May 31, 1999 and 1998, and the related statements of operations, deficiency in assets and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Stock Market Resources, Inc. at May 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                              /s/ Dohan and Company, P.A., CPA's


July 9, 1999
Miami, Florida



Member:
Florida Institute of Certified Public Accountants
American Institute of Certified Public Accounts - Private Companies and SEC Practice Sections
SC International - Offices in Principal Cities World-Wide


INTERNET STOCK MARKET RESOURCES, INC.
BALANCE SHEETS

                                                                (Restated)
May 31,                                              1999          1998
                                                  ----------   ----------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                           122,786       107,653
Restricted cash                                           -        50,000
Accounts receivable, less allowance for doubtful
         accounts of $37,320 and $19,493 in 1999
         and 1998                                    22,343        32,193
Recoverable income taxes                              5,928             -
Accrued interest receivable from stockholder              -         4,920
                                                  ---------     ---------
         TOTAL CURRENT ASSETS                       151,057       194,766

PROPERTY AND EQUIPMENT                               40,244        49,973
DEPOSITS                                              1,000         1,000
                                                  ---------     ---------
TOTAL ASSETS                                        192,301       245,739
                                                  ---------     ---------

LIABILITIES AND DEFICIENCY IN ASSETS

CURRENT LIABILITIES
Accounts payable                                     11,197         8,995
Accrued and other liabilities                        20,998        57,096
Deferred income                                     112,084       124,444
Current portion of note payable to stockholder      113,550       385,385
Other                                                 1,146             -
                                                  ---------     ---------
        TOTAL CURRENT LIABILITIES                   258,975       575,920

NOTE PAYABLE TO STOCKHOLDER, 6%, DUE JUNE 1, 2000   564,965       678,515
                                                  ---------     ---------
                                                    823,940     1,254,435
COMMITMENTS AND CONTINGENCIES (NOTE 8)

DEFICIENCY IN ASSETS
Preferred stock, $.01 par value; 1,000,000 shares
         authorized; none issued and outstanding
Common stock;$.0001 par value; 50,000,000 shares
         authorized; 5,278,001 and 2,478,001 shares
         issued and outstanding                         528           248
Additional paid-in capital                          504,657     3,458,058
Deficit                                          (1,136,824)   (4,467,002)
                                                  ---------     ---------
        TOTAL DEFICIENCY IN ASSETS                 (631,639)   (1,008,696)
                                                  ---------     ---------

TOTAL LIABILITIES AND DEFICIENCY IN ASSETS          192,301       245,739
                                                  ---------     ---------

See accompanying notes.

INTERNET STOCK MARKET RESOURCES, INC.
STATEMENTS OF OPERATIONS
                                                                 (RESTATED)
For the years ended May 31,                              1999       1998
                                                       --------   -------
REVENUES                                               214,175    382,775
EXPENSES
Bad debts                                               35,763     19,493
Depreciation and amortization                           11,307      5,553
Office rent                                             13,482     12,359
General and administrative                              43,801    105,909
Interest                                                34,947          -
Promotion                                                3,375     21,386
Professional fees                                       82,405     51,518
Compensation and related taxes                          97,890    156,709
Telephone                                               20,668     23,470
                                                    ----------  ---------
           TOTAL EXPENSES                              343,638    396,397
                                                    ----------  ---------

LOSS FROM OPERATIONS                                  (129,463)   (13,622)

OTHER INCOME                                             1,583      5,332
                                                    ----------  ---------
LOSS FROM OPERATIONS BEFORE INCOME TAXES              (127,880)    (8,290)

PROVISION FOR INCOME TAXES (CREDITS)                         -          -
                                                    ----------  ---------

NET LOSS                                              (127,880)    (8,290)
                                                    ----------  ---------
BASIC NET LOSS PER SHARE                                (0.04)     (0.00)
                                                    ==========  =========

WEIGHTED AVERAGE SHARES OUTSTANDING                  3,582,412  2,478,001
                                                    ==========  =========

See accompanying notes.

INTERNET STOCK MARKET RESOURCES, INC.
STATEMENTS OF DEFICIENCY IN ASSETS

                    For the years ended May 31, 1999 and 1998

                                     ADDITIONAL
                                      PAID-IN
                 SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                             ($)        ($)          ($)          ($)
                --------    ------  -----------  ------------  ----------
(RESTATED)
BALANCES -
   MAY 31, 1997    478,001     48     3,454,664   (3,458,712)      (4,000)

STOCK ISSUED
   FOR MERGER    2,000,000    200           800                     1,000

DEBT ISSUED IN
   CONNECTION
   WITH MERGER                                    (1,000,000)  (1,000,000)

CANCELLATION
   OF SHARES                              2,594                     2,594

NET LOSS FOR
   1998                                               (8,290)      (8,290)
                ----------  ------   ----------   ----------    ---------
BALANCES -
   MAY 31, 1998  2,478,001    248     3,458,058   (4,467,002)  (1,008,696)

PRIVATE STOCK
   PLACEMENT     2,800,000    280       504,657            -      504,937

RECAPITALIZATION
   OF DEFICIT                        (3,458,058)   3,458,058            -

NET LOSS FOR
   1999                                             (127,880)    (127,880)
                ----------  ------   ----------   ----------    ---------

BALANCES -
   MAY 31, 1999  5,278,001    528       504,657   (1,136,824)    (631,639)
                ----------  ------   ----------   ----------    ---------

See accompanying notes.

INTERNET STOCK MARKET RESOURCES, INC.
STATEMENTS OF CASH FLOWS                                       (RESTATED)
May 31,                                                 1999      1998
                                                     --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                           $(127,880) $ (8,290)

Adjustments to reconcile net income to net cash
 provided by operating activities:
Depreciation and amortization                           11,307     5,553

Changes in assets and liabilities:
Decrease (increase) in restricted cash                  50,000   (50,000)
Decrease (increase) in accounts receivable               9,850   (32,193)
Increase in recoverable income taxes                    (5,928)        -
Decrease (increase) in accrued interest receivable       4,920    (4,920)
Increase in accounts payable                             2,202     8,995
Increase (decrease) in accrued and other liabilities   (36,098)   53,096
Increase (decrease) in deferred income                 (12,360)  124,444
Increase in other liabilities                            1,146         -
                                                     --------- ---------
NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES      (102,841)   96,685
                                                     --------- ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issuance                                  504,937     3,594
Proceeds of stockholder loan                                 -    63,900
Principal payments on note payable stockholder        (385,385)        -
                                                     --------- ---------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES       119,552    67,494
                                                     --------- ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment                                   (1,578)  (55,526)
Security deposits                                            -    (1,000)
                                                     --------- ---------
NET CASH USED BY INVESTING ACTIVITIES                   (1,578)  (56,526)
                                                     --------- ---------
INCREASE IN CASH                                        15,133   107,653

CASH, beginning of year                                107,653         -
                                                     --------- ---------
CASH, end of year                                    $ 122,786 $ 107,653
                                                     --------- ---------
SUPPLEMENTAL DISCLOSURES
Interest received                                    $   6,503 $     412
Interest paid                                        $  36,363 $       -
Income taxes paid                                    $       - $   5,928

SUPPLEMENTAL DISCLOSURES OF NON-CASH
   FINANCING TRANSACTIONS:

In connection with the merger of a commonly controlled affiliate, the Company issued 2,000,000 shares of common stock in exchange for 1,000 shares outstanding of the non-surviving corporation and $1,000,000 of debt, recorded as "Note payable stockholder."

See accompanying notes.

INTERNET STOCK MARKET RESOURCES, INC.
NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY

BUSINESS ACTIVITY Internet Stock Market Resources, Inc., (the Company) provides Internet design and access to financial websites and information on behalf of smaller, growing public companies.

Effective September 1, 1998, Internet Stock Market Resources, Inc. (formerly, Internet Stock Exchange Corp.) acquired 100% of the shares authorized, issued, and outstanding, consisting of 1,000 shares of common stock, $1.00 par value per share, of Internet Stock Market Corp., a closely-held Florida corporation, under an Agreement and Plan of Merger. The shareholders of Internet Stock Market Corp. were compensated with 2,000,000 restricted common shares of the Company's stock and a promissory note in the amount of $1,000,000.

The Surviving Corporation is duly organized under General Corporation Law of the State of Delaware, is in good standing, and is qualified to conduct business in any lawful jurisdiction. The Surviving Corporation has completed all aspects of its merger/acquisition with the Non-surviving Corporation.

ACCOUNTING BASIS These financial statements reflect the merger as if it were a "pooling of interests" of the two entities as a result of common control. Accordingly, financial information for periods prior to the merger reflect retroactive restatement of the companies' combined financial position and operating results.

RECLASSIFICATIONS AND RESTATEMENTS Amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation of the current year financial statements. Additionally, amounts in the prior year financial statements have been restated to give retroactive effect to the merger for purposes of comparative financial statement presentation.

CASH AND CASH EQUIVALENTS For purposes of the statements of cash flows, the Company considers all highly liquid debt securities purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK Financial instruments, which potentially subject the Company to a concentration of credit risk, are cash and cash equivalents and accounts receivable. The Company currently maintains its day-to-day operating cash balances at a single financial institution. At times, cash balances may be in excess of the FDIC insurance limits. The amounts in excess were $21,851 and $8,672 at May 31, 1999 and 1998,respectively.

As of May 31, 1999 and 1998, the Company had outstanding trade receivables, which carrying value of these receivables was reduced for estimated uncollectibility to estimated fair market value by an allowance for doubtful accounts. The Company's clients are typically smaller publicly-traded organizations. Consequently, the Company's ability to collect the amounts due from clients may be affected by economic fluctuations in their industries and geographical location, as well as fluctuations in the financial and stock markets in general.

PROPERTY AND EQUIPMENT Property and equipment, consisting of furnishings and equipment used in its current operations, is stated at cost, less accumulated depreciation. Depreciation is begun when the assets are placed in service and computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

LONG-LIVED ASSETS Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

SALES REVENUE Revenues from sales are recorded when the collection of sales proceeds is reasonably assured and all other material conditions of the sales are met. Income on contracts in excess of one month is deferred and recognized monthly, pro-rata, over the term of the agreement.

ADVERTISING Advertising costs are charged to operations in the year incurred.

BASIC NET LOSS PER SHARE Basic net loss per common share is computed by dividing the net income or loss available to Common stockholders by the weighted average number of common shares outstanding during each period. There were no common stock equivalents as of the years ended May 31, 1999 and May 31, 1998.

INCOME TAXES Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement No. 109 (FAS No. 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. FAIR VALUE OF FINANCIAL INSTRUMENTS In accordance with the requirements of Statement of Financial Accounting Standards No. 107, the fair value amounts of financial instruments have been determined based on available market information and appropriate valuation methodology. The carrying amounts and estimated fair values of the Company's financial assets and liabilities approximate fair value due to the short maturity of the instruments. The fair value of the note payable stockholder is estimated based on an annual interest rate of 6% and the anticipated dates of payment and has not been increased accordingly. Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, fair value cannot be determined with precision.

2. RELATED PARTY TRANSACTIONS

COMPENSATION AND CONVERSION OF SHARES The compensation to a Non-surviving Corporation (Internet Stock Market Corp.) shareholder for his equity in that business was $1,000,000 in the form of a promissory note payable with 6% interest [Page F-7] per annum, issued by the Surviving Corporation (Internet Stock Market Resources, Inc.). This note was due upon demand by the holder, but subsequently changed to allow the Company to accumulate sufficient working capital. The shareholder is an officer and director of the Company.

3. RESTRICTED CASH

In May 1998, the Board of Directors authorized the Company to offer and sell shares of its common stock under a private placement, which was subsequently cancelled. Prior to the year end, May 31, 1998, the Company received $50,000 from an investor to purchase shares of its common stock, which was subsequently returned to the investor.

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
                                                                  1999              1998
                                                              -----------       -----------
         Office equipment                                         $57,104           $55,526
         Accumulated depreciation                                 (16,860)          ( 5,553)
                                                              -----------       -----------
         Property and equipment, net                              $40,244           $49,973
                                                              ===========       ===========

Total depreciation expense for the years ended May 31, 1999 and 1998, amounted to $11,117 and $5,553, respectively.

5. ACCRUED AND OTHER LIABILITIES

Accrued liabilities consisted of the following:
                                                                   1999              1998
                                                              -------------      ------------
Professional fees                                                   $20,150           $ 6,900
Accrued compensation and related taxes                                  848               196
Deposit on potential purchase of stock                                    -            50,000
                                                              -------------      ------------
                                                                    $20,998           $57,096
                                                              =============      ============

6. STOCKHOLDERS' EQUITY

The Company has authorized 50,000,000 shares of common stock with a par value of $.0001 per share. At May 31, 1999 and 1998, 5,278,001 shares and 2,478,001 shares, respectively, were issued and outstanding. The Company has authorized 1,000,000 shares of preferred $.01 par value.

PRIVATE OFFERING In August 1998, the Board of Directors authorized the Company to offer and sell to foreign investors up to 4,000,000 shares of its common stock at a purchase price of $.25 per share under a private placement to foreign investors, pursuant to an exemption available under the Securities Act of 1933, as amended. Under this offering, which was made prior to the merger, 2,800,000 shares were issued at prices ranging from $.12 to $.25 generating net proceeds of $504,937 prior to May 31, 1999. Additional (pre-reverse split) shares of 1,200,000 were sold in June 1999 for $72,000, with payment expected in July 1999.

7. INCOME TAXES

For the year ended May 31, 1999, the Company generated for U.S. income tax purposes a net operating loss of approximately $93,300. This loss carryforward expires in the year 2018. The Company had a net operating loss carryforward of approximately $2,850,000 as of May 31, 1998. However, as of September 1, 1998, and subsequently, there were ownership changes in the Company as defined in
Section 382 of the Internal Revenue Code. Because of these changes, the Company's ability to utilize net operating losses and capital losses available before the ownership change were virtually eliminated. The utilization of the remaining carryforward is dependent on the Company's ability to generate sufficient taxable income during the carryforward periods and no further significant changes in ownership.

The Company computes deferred income taxes under the provisions of Statement of Financial Accounting Standards No. 109, which requires the use of an asset and liability method of accounting for income taxes. Under FAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences result primarily from the use of the accelerated cost recovery method of depreciation and the write-off method for accounts receivable as opposed to the allowance method. Statement No. 109 also provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that a portion of the deferred income tax benefits will not be realized. It is Management's opinion that the entire deferred tax benefit may not be recognized in future years. Therefore, a valuation allowance equal to the deferred tax benefit has been established, resulting in no deferred tax benefits as of the balance sheet dates.

8. COMMITMENTS AND CONTINGENCIES

LEASED PREMISES The Company leases its facilities in St. Petersburg, Florida under a three-year lease agreement dated July 24, 1997. The lease provides for monthly payments of $1,124. Rent expense for the years ended May 31, 1999 and 1998, was $13,482 and $12,359, respectively.

Future minimum lease payments under the lease agreement for years ending May 31 are as follows:

                                                         2000      $  13,488
                                                         2001          2,248
                                                                    --------
                                                                    $ 15,736
                                                                    ========

CONSULTING AGREEMENTS From time-to-time, the Company engages, retains and dismisses various consultants. The consultants provide various services including assisting with shareholder relations, responding to inquiries, short and long-term strategic planning, marketing the Company to the investment community and identification and negotiation of potential acquisitions.

YEAR 2000 The year 2000 issue results from certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. As a result, such systems and applications may recognize a date of "00" as 1900 instead of the intended year 2000, which could result in data miscalculations and software failures. The Company has conducted a preliminary assessment of its key computer systems and software application and believes they are Year 2000 compliant. Based on the initial assessment, the Company believes the cost of addressing the Year 2000 issue should not have a material impact on the Company's financial position or results of operations.

POTENTIAL ACQUISITIONS On May 25, 1999, the Board of Directors authorized negotiations with PEP Equities, Inc. for the purpose of acquiring an interest to the extent that it would become a subsidiary of the Company.

The Company is negotiating with Micro Bytes Computer Center, Inc. for the purchase of business assets and inventory and has executed a Letter of Intent dated June 16, 1999. The purchase would be accomplished in part by the issuance of restricted common stock by the Company, which would be given "piggy-back" registration rights.

On June 30, 1999, a letter of intent was signed by the Company and Delcor Industries, Inc. (Delcor) to acquire 100% of Delcor for cash and debt. The letter of intent gives the parties until August 1, 1999 to sign a purchase agreement to finalize the acquisition. Delcor manufactures and assembles electronic components, and employs approximately 75 people.

9. GOING CONCERN AND MANAGEMENT'S PLAN

GOING CONCERN The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and at May 31, 1999, had a working capital deficit and a deficiency in assets. These and other factors raise doubt about the Company's ability to continue as a going concern, without additional capitalization. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT'S PLANS
Management has decided to address the Company's financial situation by the following:

o Sale of 1,200,000 additional shares of common stock for $72,000 as part of its foreign private placement, expected to be received in July 1999.

o The note payable stockholder has been restructured and will not be satisfied until the Company has an acceptable working capital.

o An SB-2 is expected to be filed with the United States Securities and Exchange Commission, which would provide for the Company to raise up to $5,000,000 from the general public.

o Acquisition of at least two, possibly four, additional companies in the computer and internet fields for a better vertical integration and to spread general and administrative costs over a broader base. In that regard, three letters of intent have been signed and the Company is in the process of drafting agreements and performing its due diligence.

o        Increase promotional expenditures in an effort to increase revenues.

10. SUBSEQUENT EVENTS

REVERSE STOCK SPLIT During the first fiscal quarter of the Company's 1998 fiscal year, the common stock of the Company experienced a significant decline in the trading per share price. In addition to the detrimental effect the lower trading price had to the shareholders, it diminished the Company's ability to make acquisitions using the Company's common stock. As a result of the above, effective on June 30,1999, the Company reverse split its common stock at a ratio of one new share for each nine old shares issued and outstanding. Recognition of the reverse stock split has not been given in the May 31, 1999, and 1998 financial statements.

SALE OF COMMON STOCK On June 14, 1999, the Company sold the remaining 1,200,000 (pre-reverse split) shares of its common stock from its private placement for $72,000, however, the amount is unpaid.

UNTIL XXXX XX, 19XX, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           TABLE OF CONTENTS
Summary Information.......................................11
Risk Factors..............................................14
Use of Proceeds...........................................23
Determination of Offering Price...........................25
Dilution..................................................27
Selling Security Holders..................................29
Plan of Distribution......................................31
Legal Matters.............................................34
Directors, Executive Officers, Promoters and Control
 Persons..................................................36
Security Ownership of Certain  Beneficial Owners and
 Management...............................................38
Description of Securities.................................39
Interest of Named Experts and Counsel.....................40
Disclosure of Commission Position on Indemnification for
 Securities Act  Liabilities..............................41
Organization Within Last Five Years.......................42
Description of Business...................................43
Management's Discussion and Analysis or Plan of
 Operation................................................47
Description of Property...................................48
Certain Relationships and Related Transactions............50
Market for Common Equity and Related Stockholder
 Matters..................................................51
Executive Compensation....................................52
Changes In and Disagreements With Accountants on
 Accounting and Financial Disclosure......................53
Financial Statements......................................F-1-F-11



                              MAXIMUM 833,333 UNITS




                                 $6.00 per Unit






                      Internet Stock Market Resources, Inc.





                                   Prospectus






                      Internet Stock Market Resources, Inc.
                         405 Central Avenue, Fifth Floor
                          St. Petersburg, Florida 33701
                                 (727) 896-9696



                            Dated: September 30, 1999

                                   SIGNATURES



In accordance with the requirements of the Securities Act of 1933
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of St. Petersburg, State of Florida, on August 19,1999.

                                        Internet Stock Market Resources, Inc.

                                        By: /s/ Budd Morris
                                        -------------------
                                        Budd Morris, Chief
                                        Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

        Signature                    Title                                 Date
        ---------                    -----                                 ----

/s/ Budd Morris            Director and Chief Executive Officer       September 29,1999
---------------
Budd Morris

/s/ Anastasios Kyriakides  Director and Secretary                     September 29, 1999
-------------------------
Anastasios Kyriakides

/s/ Caroline Latta         Director and Vice President                September 29, 1999
------------------
Caroline Latta

/s/Chad Morris             Director and Vice President                September 29, 1999
--------------
Chad Morris

INDEX TO EXHIBITS

No Exhibits are attached.

The foregoing represents a majority of the Board of Directors

                               INDEX TO EXHIBITS


Exhibit No.        Description of Exhibits
-----------        -----------------------

3.1      Articles of Incorporation of Internet Stock Market Resources, Inc.*
3.2      By-Laws of Internet Stock Market Resources, Inc.*
4.1      Specimen Common Stock Certificate*
4.2      Specimen Preferred Stock Certificate*
4.3      Subscription Agreement
5        Opinion of Robert M. Overholt Esq
27       Financial Data Schedule


* To be filed by amendment